SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                    Under the Securities Exchange Act of 1934
                                  SCHEDULE 13G
                                (Amendment No. 3)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                Pure World, Inc.
                                ----------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    74622C106
                                    ---------
                                 (CUSIP Number)


                                   May 6, 2002
                                   -----------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)


                                  -----------

                                Page 1 of 5 Pages

                                  SCHEDULE 13G

CUSIP No.   74622C106                                         Page 2 of 5 Pages
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1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Donald G. Drapkin
-------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) |_|     (b) |_|

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3)    SEC USE ONLY


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4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
-------------------------------------------------------------------------------
                          5)   SOLE VOTING POWER

      NUMBER                   None
      OF                -------------------------------------------------------
      SHARES              6)   SHARED VOTING POWER
      BENEFICIALLY
      OWNED BY                 None
      EACH              -------------------------------------------------------
      REPORTING           7)   SOLE DISPOSITIVE POWER
      PERSON
      WITH                     None
                        -------------------------------------------------------
                          8)   SHARED DISPOSITIVE POWER

                               None
-------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None
-------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 [-]
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11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      None
-------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

      IN
-------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

            Pure World, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

            376 Main Street
            P.O. Box 74
            Bedminster, NJ 07921

Item 2(a).  Name of Person Filing:

            Donald G. Drapkin


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            35 East 62nd Street
            New York, New York 10021


Item 2(c).  Citizenship:

            U.S.A.


Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share


Item 2(e).  CUSIP Number:

            74622C106


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

         (b) |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

         (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

         (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

         (e) |_|  Investment Adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E)

         (f) |_| Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

         (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

         (h) |_| Savings Association as defined inss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

         (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

         (j) |_|  Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.  Ownership.

         (a)  Amount beneficially owned: None

         (b)  Percent of class:  None

         (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote: None

               (ii)   Shared power to vote or to direct the vote:  None

               (iii)  Sole power to dispose or to direct the disposition of:
                      None

               (iv)   Shared power to dispose or to direct the disposition of:
                      None

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A


Item 8.  Identification and Classification of Members of the Group.


         N/A


Item 9.  Notice of Dissolution of Group.

         N/A


Item 10.    Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        May 16, 2002
                                        -------------------------------
                                        Date


                                        /s/ Donald G. Drapkin
                                        -------------------------------
                                        Signature


                                        Donald G. Drapkin
                                        --------------------------------
                                             Name/Title